Exhibit 10.47A

KEWAUNEE SCIENTIFIC CORPORATION

RESOLUTION TO AMEND

FISCAL YEAR 2008 INCENTIVE BONUS PLAN

TO ADDRESS CHANGE OF CONTROL

December 5, 2007

The following Resolution related to the Company’s Fiscal Year 2008 Incentive Bonus Plan was approved by the Board of Directors on December 5, 2007:

RESOLVED, that the Kewaunee Scientific Corporation Fiscal Year 2008 Incentive Bonus Plan be amended to add the following new section:

Section 6. Immediately prior to a Change of Control, as such term is defined in the Company’s 2000 Key Employee Stock Option Plan, the Fiscal Year 2008 Incentive Bonus Plan will terminate and the bonus amounts earned under the Plan will be paid to each participant at that time. The bonus amounts will be calculated as shown in Attachment A, giving consideration to the level of year-to-date pretax earnings for each applicable operational unit through the most recent month-end in which the financial results have been calculated and reported by management. Such results will be compared to the operational unit pretax earnings goals through the related month-end and the bonus amount prorated based on the percentage of the performance period passed immediately before the Change of Control date. The year-to-date pretax earnings shall exclude the positive or negative impact of any financial adjustments related to the Change of Control. A participant must be an employee of the Company immediately prior to the Change of Control to be eligible for the bonus.